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                                                                    EXHIBIT 14.1


[ONYX ACCEPTANCE CORPORATION LOGO]


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                                                                  CODE OF ETHICS



                                                                   November 2003

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I.       GENERAL POLICY
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         Congress passed the Sarbanes-Oxley Act of 2002, which is designed to improve financial disclosure and controls, and promote ethical business practices of U.S. companies. In the spirit of the Sarbanes-Oxley Act, we would like to remind our employees of their duty to act ethically and in the best interest of Onyx Acceptance Corporation (the "Company") and its stockholders. The Company is issuing this Code of Ethics to reaffirm our existing policies to promote the highest ethical standards and business practices at the Company.

         This policy is in addition to, and should be read in conjunction with, the Company's existing policies, practices and procedures, including (but not limited to) the Company's policies on securities trades, proprietary inventions, trade secrets and employee conduct/harassment.

         The Company expects all employees to observe high ethical standards in the performance of their duties, to observe all laws and regulations governing business transactions, and to use corporate funds and assets only for legitimate and ethical purposes. The guidelines in this Code of Ethics govern the conduct of every aspect of the business of the Company in all jurisdictions in which the Company does business.

         The officers of the Company are responsible for assuring consistent adherence to this Code of Ethics by setting the standard for business ethics by their conduct of the Company's business and through appropriate policies.

         Each employee, however, ultimately is responsible for his or her own actions. All employees must acquaint themselves with the legal standards and restrictions applicable to their assigned duties and responsibilities, and conduct themselves accordingly. Employees shall not attempt to achieve indirectly, through the use of agents and other intermediaries, what is forbidden directly. Whenever the legality or propriety of any proposed program or course of conduct is subject to question, it is mandatory for the employee involved to obtain advice concerning these policies from the person to whom he or she reports and, when appropriate, to request the Legal Department's advice.


         All personnel within the Company must strive to preserve the Company's reputation for fair dealing with others in all circumstances. Payments for favorable governmental action, consideration or treatment is prohibited under many laws of the United States and will not be tolerated.

         The Company expects all employees to comply with the provisions of this Code of Ethics. Any waiver of this Code of Ethics for executive officers or directors may be made only by the Board of Directors or a committee of the Board of Directors and will be promptly disclosed as required by law.

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*All references to the "Company" mean Onyx Acceptance Corporation and all of its subsidiaries and affiliates. All references to "employees" should be understood as referring to officers and directors as well.


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II.      PROHIBITED ACTIVITIES
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Below is a statement of the Company's policy prohibiting illegal or unethical activities.

         1. The use of corporate assets or funds for any unlawful or improper purpose is prohibited.

         2. No undisclosed or unrecorded asset or fund of the Company, regardless of its intended purpose or use, shall be created or established for any purpose.

         3. No false, improper or artificial entry shall be made in any books, records or accounts of the Company for any reason, and no employee shall engage in any arrangement that results in such prohibited act. The accounting records of the Company must, at all times, accurately and fairly reflect in reasonable detail the transactions and dispositions of the Company's assets.

         4. No transaction or payment shall be made or approved without adequate supporting documentation or for any unlawful, improper or unauthorized purpose. No payment on behalf of the Company shall be approved or made with the intention or understanding that any part of the payment is to be used for other than the purpose set forth in supporting documentation.

         5. No undisclosed rebate shall be made to the Company or to any of its officers, employees, agents or representatives, and no kickbacks or commercial bribes or other form of payoff are to be made to or received from any supplier, customer or other business firm.

         6. No commission payments shall be made in excess of those required in the ordinary course of business.

         7. No employee shall make, or cause to be made, false or misleading statements, or omit to state, or cause any other person to omit to state, or otherwise conceal, any material fact in connection with (i) any audit or examination of the financial statements of the Company or (ii) the preparation or filing of any document or report required to be filed with the Securities and Exchange Commission, or otherwise.

         8. All supervisory personnel shall be responsible for the completeness and accuracy of all books, records and accounts, and for compliance with this policy within their specific areas of responsibility (including distribution of this policy to ensure necessary staff knowledge and compliance).

         9. No employee shall pay or offer to pay anything of value (including money, materials, equipment, facilities or services) to any federal, state or local government (or subdivision thereof), governmental official or political party for the purpose of inducing the recipient or a member of his or her immediate family to exert influence in obtaining or retaining business for, granting special consideration to, or foregoing any claim against, the Company.

         10. No employee shall disclose directly or indirectly any Company confidential information acquired in the course of his or her employment, or use that information to further any personal interest.

         11. No employee shall buy or sell the Company's stock or recommend the purchase or sale to others on the basis of information about the Company that is not generally known outside the Company, and that could affect the market value of the Company's stock.

         12. No employee shall use Company funds, property or resources to support any political party, campaign or candidate.

         13. If a legal or accounting question arises regarding the application of this policy or any other policy of the Company, the Legal Department must be promptly consulted.

         Any employee who knows of any unrecorded asset or fund or any prohibited act or activity must report it promptly to the Legal Department.


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III.     CONFLICTS OF INTEREST
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A.       GENERAL

         Each employee owes the Company his or her undivided loyalty and should ensure that all decisions and transactions are made in the best interest of the Company and its stockholders. No employee should permit himself or herself to be placed in a position which might give rise to the appearance of transacting or using corporate assets other than for the best interest of the Company.

         It is not possible to enumerate all situations which may constitute a conflict of interest; the facts of each case will determine whether the interest in question involves an actual or potential conflict. Relevant factors would include the amount of business involved, the extent to which an employee could influence the Company's decisions with respect to a transaction, and whether the interest is of such a nature that it might affect the objectivity or business judgment of an employee.

         You should refer to the Company's Employee Handbook for additional detail.

B.       PROHIBITED CONFLICTS OF INTEREST

No employee of the Company shall:

         1. Seek or accept, or permit members of his or her immediate family to seek or accept, any gifts, payment, fee, service, commission, share in profits, loan, or other special consideration, favor or privilege, except of nominal value (less than $250), from any business or organization that does or seeks to do business with the Company (or any subsidiary of such business or organization), or which is a competitor of the Company, or any governmental official or employee. This prohibition would apply to common courtesies and hospitality if their scale or nature would in any way appear to affect the impartiality of the individual involved, or imply a conflict of interest between the individual and the Company, or they are of such a nature that the employee would not be able to reciprocate under Company policy;

         2. Disclose or use confidential information gained by reason of employment by the Company for profit or advantage for himself or herself or anyone else;

         3. Compete with the Company in the acquisition or disposition of property or rights; or

         4. Have travel or overnight accommodations paid for by a current or prospective business associate without prior written approval of the President of the Company.

C.       TRANSACTIONS AND SITUATIONS TO BE REPORTED

         The following paragraphs illustrate activities which typically may involve a conflict of interest. Any transaction or situation described in the following paragraphs, and any other conflict between the personal financial interest of an employee of the Company or a member of the employee's immediate family and the financial interests of the Company, shall be reported immediately in writing to the employee's immediate supervisor.

         In all circumstances, appropriate action to protect the Company's interests shall be taken in the light of all the circumstances by the supervisor, who shall consult with the Legal Department. In some cases, prompt elimination of the conflict will be required, while in other cases full disclosure of the facts will be sufficient.

Examples of Conflicts of Interest:
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         (1) Financial Interest. An employee, or any member of his or her immediate family, holding investments or any other direct or indirect financial interest in (including indebtedness to) the business of a customer, distributor, agent, contractor, vendor or supplier of the Company, or any enterprise to which financing accommodations are, or may be, extended by the Company, or any other organization (a) which has, or is seeking to have, business dealings with the Company, where there is an opportunity for preferential treatment to be given to or received from such organization or (b) which is or plans to be engaged in any type of business that is competitive with the businesses carried on by the Company, whether such interest is acquired before or after the relationship with the Company is established.

         (2) Interest in Property. An employee or a member of his or her immediate family acquiring or holding an investment in property in which the Company may have an existing interest, by lease or otherwise, or in which they may have knowledge of a possible corporate interest. If the Company expresses an interest in any property in which the employee has an interest, such interest must be disclosed to the Company.


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         No employee may buy, sell or lease any kind of property, facilities or equipment from or to the Company or any firm or individual that has, or is seeking to have, a business relationship with the Company for other than fair market value.

         (3) Relationship with Customer, Supplier, Vendor, Distributor or Competitor of the Company. Each employee must disclose whether such employee is serving as an officer, director or consultant of, or in any management capacity for, or having any other interest in or relationship with, any individual, firm or other company (a) which is doing or seeking to do business with the Company or (b) which is engaged in any type of business that is competitive with the businesses carried on by the Company. The employee must comply with the Company's policies and objective criteria when recommending any individual, firm or business with whom the employee has a relationship.

         (4) Holding Other Positions to Detriment of the Company. Holding or maintaining any relationships, including any employment or other participation in a business enterprise or arrangement for the purchase or sale of goods or services, between the employee or a member of his or her immediate family, or a business enterprise owned by any of them, and a supplier of goods or services to the Company.

         (5) Outside Activities. It is not the intent of this Code of Ethics to discourage participation by employees in civic, welfare, political and similar activities, but in all of these participations employees should be sensitive to any embarrassment or prejudice that they may cause the Company.

         If, in the employee's judgment, a contemplated outside interest or activity may present a conflict of interest, or may be prohibited by reason of a narrow technical interpretation of the above statements, but the employee believes that this interest or activity does not violate accepted standards of ethical conduct and is not harmful to the Company, its customers or the public interest, the employee may request approval in advance of the interest or activity through the Legal Department.

         In the event approval is given and the employee acquires the interest or becomes involved in the activity, the employee will have a continuing responsibility to ensure that no conflict of interest develops.


IV.      COMMERCIAL TRANSACTIONS/FINANCIAL REPORTING
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         Employees have an obligation to deal with the Company's customers and suppliers in a consistently fair and honorable manner. In addition to the statements made elsewhere in this Code of Ethics, the following must be observed in the day-to-day dealings of the Company's personnel with outsiders.

         Neither the Company nor any employee shall, either directly or indirectly, pay, authorize or participate in any payment or gift for the direct or indirect benefit of any supplier, customer, distributor, agent or other person for the purpose of inducing the recipient to enter into or maintain a business relationship with, grant special consideration to, or otherwise act against the interest of those whom he or she represents, or if the giving of the payment or gift is, or appears to be, improper or unethical compensation.

         It is presumed that a payment or gift is improper if, at the time of the transaction, the service or act rendered or the product acquired in return is (i) worth substantially less than the consideration given, (ii) contrary to the interest of those whom the recipient of the payment or gift represents,
(iii) required by law or custom to be performed without charge, or (iv) different from the services or act which the payment purports to remunerate.

         All arrangements with third parties, such as distributors or agents, must be formalized in a written contract or purchase order which provides for services that are in fact to be performed, and for reasonable fees.

         All payments for commissions, discounts or rebates must be made by Company check or draft (not by cashier's check or in currency). The preferred method of effecting a rebate is by credit memoranda issued to the customer, unless the Company's check or draft (not a cashier's check or currency) is necessary due to the transaction. Any check or draft should refer to the sales invoices involved, the name of the agent, distributor or customer, and indicate the amount of commission, discount or rebate.

         The Company is required to make and keep books and records and accounts which, in reasonable detail, accurately and fairly reflect the Company's transactions and dispositions of assets. Compliance


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with the Company's established internal financial controls is required at all times.

         Each employee is expected to comply with, and not override, or attempt to override, the Company's system of internal accounting control which has been devised, among other matters, to provide assurances that (i) the transactions are executed in accordance with management's authorization, (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (iii) access to assets is permitted only with management's authorization, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any discrepancies.

The Sarbanes-Oxley Act imposes new requirements on public companies to enhance the effectiveness of disclosure controls and procedures so that companies like ours properly collect, process and disclose information required to be filed with the Securities and Exchange Commission. Full, fair, accurate, timely and understandable disclosures in the Company's periodic reports to the public and to governmental authorities are legally required and are essential to the success of the Company's business. Each employee is expected to exercise care in contributing to or preparing such reports in accordance with the following guidelines:

o All of the Company accounting records, as well as reports produced from those records, must be in accordance with the laws of each applicable jurisdiction.

o All records must fairly and accurately reflect the transactions or occurrences to which they relate.

o All records must fairly and accurately reflect, in reasonable detail, the Company's assets, liabilities, revenues and expenses.

o The Company's accounting records must not contain any false or intentionally misleading entries.

o No transactions should be intentionally misclassified as to accounts, departments or accounting periods.

o All transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period.

o No information should be concealed from the internal auditors or the independent auditors, and auditors shall have unrestricted access to all documents and records of the Company.

o All employees are required to cooperate fully with internal and external audits, and in no case may an employee make a false or misleading statement to any internal or external auditor, withhold records, or otherwise interfere with an audit.

         An employee who has knowledge of any unreported or improperly reported financial activity must report such information to a supervisor, the Legal Department or to Tom C. Stickel, designated representative of the Audit Committee of the Board of Directors. Mr. Stickel can be contacted at: 750 B Street, Suite 2320, San Diego, CA 92101; Tel. (619) 795-0630; Fax (619)
795-0637; E-mail tcs@vccllc.com. If a communication is sent via fax, please also send a copy via mail. These rules are intended to enhance investor confidence that the Company's system of disclosure controls and procedures is adequate, is regularly monitored and evaluated to ensure that shortcomings are corrected.

         If you feel uncomfortable reporting improper activity for whatever reason, you may anonymously send a detailed note, with relevant documents, to your supervisor, the Legal Department or to Tom C. Stickel, designated representative of the Audit Committee of the Board of Directors. Mr. Stickel's contact information is set forth in the preceding paragraph. Any report you make will be dealt with confidentially, although there may be a point where your identity may become known or have to be revealed in the course of an investigation or to take corrective action. You have the commitment of the Company and of the Audit Committee of the Company's Board of Directors, which is composed of independent directors, that you will be protected from retaliation for your good faith actions.


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V.       GOVERNMENT CONTRACTS
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         Special care must be taken to comply with specific laws, rules regulations and standards that govern bidding, pricing, negotiating and performing of government contracts, and to ensure accuracy of all data submitted to the various governments having jurisdiction where the Company is conducting business.

VI.      SECURITIES TRADING
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         The Company's policies on securities trades by Company personnel is designed to avoid even the appearance of improper conduct on the part of anyone employed by or associated with our company (not just so-called insiders).

         This section of our Code of Ethics is intended to provide you an overview of our securities law compliance policies. You should refer to the Company's Insider Trading Policy for additional detail.

         If a director, officer or any employee has material non-public information relating to the Company, it is our policy that neither that person nor any related person may buy or sell securities of the Company or engage in any other action to take advantage of, or pass on to others, that information. This policy also applies to information relating to any other company, including customers, partners or suppliers of the Company, obtained in the course of employment.

         Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve the Company's reputation for adhering to the highest standards of conduct.

         Material information is any information that a reasonable investor would consider important in a decision to buy, hold or sell stock. In short, this means any information which could reasonably affect the price of the stock. Common examples of information that will frequently be regarded as material are: changes in loan origination volumes and delinquency rates or projections of future earnings or losses; news of a pending or proposed merger, acquisition or tender offer; news of a significant sale of assets or the disposition of a subsidiary not in the ordinary course of business; changes in dividend policies or the declaration of a stock split or the offering of additional securities; changes in senior management; significant new lines of business; significant regulatory actions; impending financial liquidity problems; and the gain or loss of a substantial warehouse lender or other business partner. Either positive or negative information may be material.

         The same restrictions apply to your family members and others living in your household. Employees are expected to be responsible for the compliance of their immediate family and personal household.

         Whether the information is proprietary information about the Company or information that could have an impact on the Company's stock price, employees must not pass the information on to others. Penalties apply, whether or not you derive any benefit from another's actions.

         The Company's Insider Trading Policy prohibits employees, officers or directors from engaging in transactions in the Company's stock between the first day of the third calendar month of each fiscal quarter and the close of business on the second business day after the financial results of the Company's operations for such quarter are publicly announced.

         It is also improper for an officer, director or employee to enter a trade immediately after the Company has made a public announcement of any other material information. Because the Company's stockholders and the investing public should be afforded the time to receive the information and act upon it, as a general rule, you should not engage in any transactions until two business days after the information has been released.

         Because we believe it is improper and inappropriate for any Company personnel to engage in short-term or speculative transactions involving Company stock, it is the Company's policy that directors, officers and employees should not engage in any of the following activities with respect to securities of the
Company:


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         1. Trading in Securities on a Short Term Basis. Any Company stock purchased in the open market should be held for a minimum of six months and ideally longer. Note that the Securities and Exchange Commission's short-swing profit rule already penalizes officers and directors who sell any Company stock within six months of a purchase.

         2. Short sales of Company stock.

         3. Buying or selling puts or calls on Company stock.

         Any person who has any questions about specific transactions may obtain additional guidance from the Legal Department. Remember, however, the ultimate responsibility for adhering to this Code of Ethics and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment.

         To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction (which could result, for example, where an officer engages in a trade while unaware of a pending major development), all transactions in Company stock (acquisitions, dispositions, transfers, etc.) by directors, officers and key personnel should be pre-cleared by the Legal Department.

         If you contemplate a transaction, you must contact the Company's Legal Department in advance. The Company is not necessarily prohibiting transactions in Company stock only during the regular "black-out periods," because such an approach may not offer sufficient protection. Even outside the black-out period, personnel may not trade if they are in possession of material non-public information.

         While the subject of liability is far too complex to discuss in detail in this Code of Ethics, violations of applicable federal or state securities laws may subject the Company, and also any insiders involved, to severe adverse consequences, including imposition of injunctions and monetary damages (which may exceed any gain realized), suspension of trading in the Company's stock, and even criminal penalties. Even the appearance of impropriety in this area could impair investor confidence in the Company.

         Officers, directors and significant stockholders are further subject to specific reporting and disclosure requirements, and each affected individual will receive questionnaires and requests for information from the General Counsel of the Company on a regular basis to aid in compliance with applicable securities laws.

VII.     APPLICATIONS, REPORTING, COMPLIANCE, DISCIPLINARY ACTION
================================================================================


         This Code of Ethics applies to each employee of the Company. The responsibility for compliance with this Code of Ethics, including the duty to seek interpretation when in doubt, rests with each employee.

         All employees have a duty to report any violations of this Code of Ethics, as well as violations of any laws, rules, or regulations. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

         If an employee believes that this Code of Ethics has been violated by another employee, the employee must promptly report the violation to his or her direct supervisor or the Legal Department. If a report is made to a supervisor, the supervisor must in turn report the violation to the Legal Department. All violations by an officer or director of the Company must be reported directly to the Legal Department. Every employee also has a right to submit reports of questionable accounting or auditing practices to the Audit Committee of the Board of Directors.

         Reports may be made in person, by telephone or in writing by sending a description of the violation and the names of the parties involved to the appropriate personnel mentioned in the preceding paragraph. Reports to the Legal Department or to the Audit Committee of the Board of Directors may be sent to the Company's General Counsel at the Company's corporate headquarters in Foothill Ranch, California. If you feel uncomfortable reporting improper activity for whatever reason, you may anonymously send a detailed note, with relevant documents, to your supervisor, the Legal Department or to Tom C. Stickel, designated representative of the Audit Committee of the Board of Directors. Mr. Stickel can be contacted at: 750 B Street, Suite 2320, San Diego, CA 92101; Tel. (619) 795-0630; Fax. (619) 795-0637; E-mail tcs@vccllc.com. If a communication is sent via fax, please also send a copy via mail. Any report you make will be dealt with confidentially, although there may be a point where your identity may become known or have to be revealed in the course of an investigation or to take corrective action. You have the commitment of the


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Company and of the Audit Committee of the Company's Board of Directors, which is composed of independent directors, that you will be protected from retaliation for your good faith actions.

         There will be an annual confirmation process to monitor compliance with these corporate ethics policies.

         All violations of this Code of Ethics will be treated seriously and will result in the prompt imposition of penalties which may include an oral or written warning, a reprimand, suspension, termination and/or restitution. The penalty for a particular violation will be decided on a case-by-case basis and will depend on the nature and severity of the violation as well as the employee's history of non-compliance and cooperation in the disciplinary process.

         All employees, officers and directors will be treated equally with respect to the imposition of disciplinary measures.


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